                                  SCHEDULE 14A
                                 (Rule 14a-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
          Proxy Statement Pursuant to Section 14(a) of the Securities
                  Exchange Act of 1934, (Amendment No. _____)


Filed by the registrant   X
                        -----

Filed by a party other than the registrant
                                           -----
Check the appropriate box:

      Preliminary proxy statement
---
___ Confidential, for use of the Commission only (as permitted by Rule 14a-6(e)(2))
 X
---   Definitive proxy statement
___   Definitive additional materials
___   Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12

                           METHODE ELECTRONICS, INC.
                           -------------------------
                (Name of Registrant as Specified in Its Charter)

   _________________________________________________________________________
    (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of filing fee (Check the appropriate box):

 X    No fee required
---

___   Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

      (1)  Title of each class of securities to which transaction applies:

      (2)  Aggregate number of securities to which transactions applies:

      (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

      (4)  Proposed maximum aggregate value of transaction:

      (5)  Total fee paid:

___   Fee paid previously with preliminary materials.

___ Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

      (1)  Amount previously paid:

      (2)  Form, schedule or registration statement number:

      (3)  Filing party:

      (4)  Date filed:

                           METHODE ELECTRONICS, INC.

                               ----------------

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                         TO BE HELD SEPTEMBER 14, 1999

To the Stockholders of
METHODE ELECTRONICS, INC.:

   Notice is hereby given that the annual meeting of stockholders of Methode Electronics, Inc., a Delaware corporation, will be held at The Fountain Blue Conference Center, 2300 South Mannheim Road, Des Plaines, Illinois 60018 on Tuesday, September 14, 1999 at 3:30 p.m. for the following purposes:

  1. To elect a Board of Directors;

  2. To consider and vote upon a proposal to amend the Company's Restated Certificate of Incorporation to increase the number of authorized shares of Class A Common Stock to One Hundred Million (100,000,000); and

  3. To transact such other business as may properly come before the meeting.

   Stockholders of record as of the close of business on August 2, 1999 will be entitled to vote at such annual meeting. Shares should be represented as fully as possible, since a majority is required to constitute a quorum.

   You are requested to mark, sign, date and mail the accompanying proxy in the enclosed, self-addressed, stamped envelope, whether or not you expect to attend the meeting in person. You may revoke your proxy for any reason at any time prior to the voting thereof, either by written revocation prior to the meeting or by appearing at the meeting and voting in person. Your cooperation is respectfully solicited.

                                          By order of the Board of Directors.

                                          WILLIAM J. McGINLEY
                                          Chairman

Chicago, Illinois
August 17, 1999

                           METHODE ELECTRONICS, INC.
                            7444 West Wilson Avenue
                         Chicago, Illinois 60656-4549
                                (708) 867-9600

                                PROXY STATEMENT

                        Annual Meeting of Stockholders

                       To Be Held On September 14, 1999

                                 INTRODUCTION

   The enclosed proxy is solicited on behalf of the Board of Directors of Methode Electronics, Inc. (the "Company"), in connection with the annual meeting of stockholders to be held on September 14, 1999 at 3:30 p.m. and any adjournment thereof (the "Annual Meeting"), at The Fountain Blue Conference Center, 2300 South Mannheim Road, Des Plaines, Illinois 60018.

   The cost of proxy solicitation will be borne by the Company. In connection with the solicitation of proxies by the use of the mails, the Company has retained Morrow & Co., Inc. to solicit proxies on behalf of the Board of Directors for a fee estimated not to exceed $5,500 plus reasonable out-of-pocket expenses and disbursements. Morrow & Co., Inc. may solicit proxies from stockholders by mail, telephone, telex, telegraph or in person. In addition, certain officers and other regular employees of the Company may devote part of their time (but will not be specifically compensated therefor) to solicitation by the same means. Proxies may be revoked at any time prior to the voting thereof. Revocation may be done prior to the Annual Meeting by written revocation sent to the Secretary of the Company, 7444 West Wilson Avenue, Chicago, Illinois 60656-4549; or it may be done personally upon oral or written request at the Annual Meeting; or it may be done by appearing at the Annual Meeting and voting in person.

   This proxy statement was first mailed or delivered to stockholders on or about August 17, 1999.

                  RECORD DATE; VOTING SECURITIES OUTSTANDING

   The close of business on August 2, 1999 is the record date for determining the holders of securities of the Company entitled to notice of and to vote at the Annual Meeting.

   As of July 23, 1999, the Company had outstanding voting securities consisting of 34,302,739 shares of Class A Common Stock, par value $0.50 per share ("Class A Common Stock") and 1,182,825 shares of Class B Common Stock, par value $0.50 per share ("Class B Common Stock"). The presence at the Annual Meeting, in person or by proxy, of the holders of a majority of the issued and outstanding shares of both Class A and Class B Common Stock entitled to vote at the Annual Meeting is necessary to constitute a quorum. With respect to the election of directors, the affirmative vote of the holders of a majority of the outstanding Class A Common Stock present in person or by proxy, will elect three Class A Directors, each Class A share having one vote; the affirmative vote of the holders of a majority of the outstanding Class B Common Stock present in person or by proxy, will elect six Class B Directors, each Class B share having one vote. On all other matters unless otherwise required by law or the Company's Restated Certificate of Incorporation, the holders of Class A Common Stock are entitled to one-tenth of a vote per share and the holders of Class B Common Stock are entitled to one vote per share. A broker non-vote is not counted in determining voting results. If a stockholder, present in person or by proxy, abstains on any matter, the stockholder's shares will not be voted on such matter. Thus, an abstention from voting on a matter has the same legal effect as a vote "AGAINST" the matter.

                         SECURITY OWNERSHIP OF CERTAIN
                       BENEFICIAL OWNERS AND MANAGEMENT

   The following table sets forth, with respect to the Company's voting securities, all persons known to be the beneficial owners of more than 5% of the Company's voting securities as of July 23, 1999.

                                           Number of Shares
                                            and Nature of
   Name and Address of          Title of      Beneficial    Percent
   Beneficial Owner              Class       Ownership(1)   of Class
   -------------------        ------------ ---------------- --------
   William J. McGinley......  Common Stock
    7444 West Wilson Avenue   Class A           268,730(2)    1.0%
    Chicago, Illinois 60656-  Class B           890,902(2)   75.3%
    4549

   Methode Electronics,       Common Stock
   Inc......................
    Employee Stock Ownership  Class A         2,980,598(3)    8.7%
    Trust
    Bank of America           Class B            57,296(3)    4.8%
    231 South LaSalle Street
    Chicago, Illinois 60697

   FMR Corp.................  Common Stock
    82 Devonshire Street      Class A         4,621,688(4)   13.5%
    Boston, Massachusetts
    02109

   Neuberger Berman, LLC....  Common Stock
    Neuberger Berman          Class A         1,834,850(5)    5.3%
    Management
    605 Third Avenue
    New York, New York
    10158-3698

--------
(1) Beneficial ownership arises from sole voting and investment power unless otherwise indicated by footnote.
(2) Includes 112,367 shares of Class A and 7,638 shares of Class B Common Stock held by the Employee Stock Ownership Trust under which Mr. W. McGinley has sole voting power and, prior to distribution under the terms of the Trust, no investment power; 72,680 shares of Class A Common Stock granted but not yet vested pursuant to the Incentive Stock Award Plan as to which he has sole voting power and 10,000 shares of Class B Common Stock held by his wife.
(3) Beneficial ownership is disclaimed due to restrictions on the trustee's voting and investment power with respect to these shares. Includes 112,367 shares and 7,638 shares of Class A and Class B Common Stock, respectively, held for the account of Mr. W. McGinley.
(4) Based solely on an Amendment to Schedule 13G filed by FMR Corp. ("FMR"), Edward C. Johnson 3rd and Abigail P. Johnson with the Securities and Exchange Commission (the "SEC") on February 12, 1999, reflecting ownership as of December 31, 1998. According to the Schedule 13G, Fidelity Management & Research Company ("Fidelity"), a wholly-owned subsidiary of FMR and a registered investment adviser, is the beneficial owner of the 4,621,688 shares as a result of acting as investment adviser to various registered investment companies. FMR, Edward C. Johnson, Chairman of FMR, and the registered investment companies advised by Fidelity each have sole dispositive power over the shares beneficially owned by Fidelity. Voting power with respect to such shares resides with the respective Boards of Trustees of each of the Fidelity funds. According to the Schedule 13G, members of the Edward C. Johnson 3rd family, including Abigail Johnson, are the owners of Class B shares of common stock of FMR representing approximately 49% of the voting power of FMR. Such members of the Johnson family have entered into a shareholders' voting agreement.
(5) Based solely on a Schedule 13G filed by Neuberger Berman, LLC ("NB LLC") and Neuberger Berman Management Inc. ("NB Management") with the SEC on February 9, 1999, reflecting ownership as of December 31, 1998. According to the Schedule 13G, NB LLC is deemed to be a beneficial owner of the

   1,834,850 shares since it has shared dispositive power with respect to such shares which are held by many unrelated clients. NB LLC has the sole power to vote with respect to 761,950 of such shares. The clients have the sole right to receive and the power to direct the receipt of dividends from or proceeds from the sale of such securities. With regard to 1,072,900 of such shares, NB LLC and NB Management are both deemed to be beneficial owners since they both have shared dispositive and voting power. NB LLC and NB Management serve as sub-adviser and investment manager, respectively, of Neuberger Berman's various mutual funds which hold such shares in the ordinary course of their business.

   The following table sets forth information regarding the Class A and Class B Common Stock of the Company beneficially owned as of July 23, 1999 by: (i) each Director and nominee of the Company; (ii) each of the Named Executives identified in the Summary Compensation Table under "Executive Compensation"; and (iii) all Directors and Executive Officers of the Company as a group.

                                                       Number of Shares
                                                        and Nature of   Percent
                                            Title of      Beneficial      of
   Name of Beneficial Owner                  Class       Ownership(1)    Class
   ------------------------               ------------ ---------------- -------
   Michael G. Andre...................... Common Stock
                                          Class A          147,136(2)       *
                                          Class B            3,800(2)       *

   James W. Ashley, Jr................... Common Stock
                                          Class A            6,000          *
                                          Class B                0          0%

   John R. Cannon........................ Common Stock
                                          Class A           50,589(3)       *
                                          Class B              526(3)       *

   William C. Croft...................... Common Stock
                                          Class A           99,200          *
                                          Class B            2,020          *

   Kevin J. Hayes........................ Common Stock
                                          Class A          157,046(4)       *
                                          Class B            3,368(4)       *

   James W. McGinley(5).................. Common Stock
                                          Class A           49,299(6)       *
                                          Class B               21(6)       *

   William J. McGinley(5)................ Common Stock
                                          Class A          268,730(7)     1.0%
                                          Class B          890,902(7)    75.3%

   Raymond J. Roberts.................... Common Stock
                                          Class A          107,200          *
                                          Class B            6,200          *

   George C. Wright...................... Common Stock
                                          Class A           87,559(8)       *
                                          Class B            6,540(8)       *

   All Directors and Executive Officers
    as a Group
    (9 individuals)...................... Common Stock
                                          Class A          972,759(9)     2.8%
                                          Class B          913,377(9)    77.2%

--------
*Percentage represents less than 1% of the total shares of the respective class of Common Stock outstanding as of July 23, 1999.
(1) Beneficial ownership arises from sole voting and investment power unless otherwise indicated by footnote.
(2) Includes 59,117 and 3,800 shares of Class A and Class B Common Stock, respectively, held by the Employee Stock Ownership Trust for which Mr. Andre has sole voting power and, prior to distribution under the terms of the Trust, no investment power and 7,935 shares of Class A Common Stock granted but not yet vested pursuant to the Incentive Stock Award Plan as to which he has sole voting power.
(3) Includes 9,400 and 26 shares of Class A and Class B Common Stock, respectively, held by the Employee Stock Ownership Trust for which Mr. Cannon has sole voting power and, prior to distribution under the terms of the Trust, no investment power; 18,280 shares of Class A Common Stock granted but not yet vested pursuant to the Incentive Stock Award Plan as to which he has sole voting power; 436 and 187 shares of Class A and Class B Common Stock, respectively, held by his wife and 1,428 shares of Class A Common Stock held as custodian for his son.
(4) Includes 53,444 and 3,146 shares of Class A and Class B Common Stock, respectively, held by the Employee Stock Ownership Trust for which Mr. Hayes has sole voting power and, prior to distribution under the terms of the Trust, no investment power and 29,075 shares of Class A Common Stock granted but not yet vested pursuant to the Incentive Stock Award Plan as to which he has sole voting power.
(5) Mr. William J. McGinley is the father of Mr. James W. McGinley.
(6) Includes 8,360 and 21 shares of Class A and Class B Common Stock, respectively, held by the Employee Stock Ownership Trust for which Mr. J. McGinley has sole voting power and, prior to distribution under the terms of the Trust, no investment power and 14,535 shares of Class A Common Stock granted but not yet vested pursuant to the Incentive Stock Award Plan as to which he has sole voting power.
(7) See Note 2 on page 2 hereof regarding nature of stock ownership set forth above.
(8) All of these shares are held in a living trust jointly with his wife.
(9) Includes 242,688 shares of Class A and 14,631 shares of Class B Common Stock allocated to executive officers under the Employee Stock Ownership Trust; 142,505 shares of Class A Common Stock granted to the executive officers but not yet vested pursuant to the Incentive Stock Award Plan; and 89,423 and 16,727 shares of Class A and Class B Common Stock, respectively, with respect to which voting and investment powers are shared.

                                    ITEM 1

                             ELECTION OF DIRECTORS

   A Board of nine (9) Directors is to be elected, and each Director will hold office until the next succeeding annual meeting of stockholders and until his successor is elected and shall qualify. It is intended that the persons named in the first portion of the following list will be elected by holders of the Class A Common Stock and the persons named in the second portion will be elected by holders of the Class B Common Stock. The shares represented by the proxies given pursuant to this solicitation will be voted for the following nominees unless votes are withheld in accordance with the instructions contained in the proxy: Directors to be elected by holders of Class A Common Stock are William C. Croft, Raymond J. Roberts and George C. Wright; Directors to be elected by holders of Class B Common Stock are Michael G. Andre, James
W. Ashley, Jr., John R. Cannon, Kevin J. Hayes, James W. McGinley and William
J. McGinley. If any of said nominees is not a candidate for election as a Director at the Annual Meeting, an event which the Board of Directors does not anticipate, the proxies will be voted for a substitute nominee or nominees appointed by the Board of Directors. Any such action will be consistent with the right of the Class A Common Stockholders to elect a minimum of 25% of the Directors.

Information Concerning Nominees:

                           Director  Principal Occupation for Last 5 Years and
         Name          Age  Since               Other Directorships
         ----          --- -------- -------------------------------------------
            Directors to be elected by Class A Common Stockholders

 William C. Croft.....  81   1975   Chairman of the Board, Clements National
                                    Company (a manufacturer of electrical
                                    equipment) since 1977. Also a director of
                                    Mercury Finance Co.

 Raymond J. Roberts...  70   1972   Chief Financial Officer and Secretary-
                                    Treasurer of Coilcraft, Inc. (a
                                    manufacturer of coils and transformers).

 George C. Wright.....  76   1968   President of Piedmont Co. Inc. (distributor
                                    of marine products).

            Directors to be elected by Class B Common Stockholders

 Michael G. Andre.....  59   1984   Senior Executive Vice President of the
                                    Company since December 1994. Prior thereto,
                                    he was Executive Vice President of
                                    Interconnect Products since 1984.

 James W. Ashley, Jr..  49   1995   Secretary of the Company since 1995. James
                                    W. Ashley, Jr., has been a partner of Lord,
                                    Bissell & Brook (a law firm retained as
                                    counsel to the Company) since September
                                    1997. Prior thereto, he was the sole
                                    shareholder and President of James W.
                                    Ashley, Jr. P.C., a corporate partner of
                                    the law firm Keck, Mahin & Cate. In
                                    December 1997, Keck, Mahin & Cate filed a
                                    voluntary petition in bankruptcy under
                                    Chapter 11 of the United States Bankruptcy
                                    Code.

 John R. Cannon.......  51   1997   Senior Executive Vice President of the
                                    Company since 1997; prior thereto Senior
                                    Executive Vice President of dataMate
                                    Products since 1996; prior thereto,
                                    Executive Vice President of dataMate
                                    Products.

 Kevin J. Hayes.......  58   1984   Executive Vice President of the Company
                                    since 1997, Chief Financial Officer since
                                    1996 and Assistant Secretary since 1995.
                                    Prior thereto, Vice President and Treasurer
                                    of the Company since 1974.

 James W. McGinley....  44   1993   President of the Company since August 1998.
                                    Prior thereto, Mr. J. McGinley held various
                                    positions with divisions of the Company,
                                    including President from 1994 thru 1998 and
                                    Executive Vice President from 1993 thru
                                    1994 of Optical Interconnect Products.
                                    James W. McGinley is the son of William J.
                                    McGinley.

 William J. McGinley..  76   1946   Chairman of the Company since 1994.
                                    President of the Company from January 1997
                                    thru July 1998 and from 1946 to 1994.
                                    William J. McGinley is the father of James
                                    W. McGinley.

   The Board of Directors of the Company has standing Audit and Compensation Committees. The Board does not have a standing Nominating Committee.

   The Audit Committee held two meetings during the last fiscal year. The functions performed by the committee are to meet with and review the results of the audit of the Company performed by its independent public accountants and to recommend the selection of independent public accountants. Directors Raymond J. Roberts and George C. Wright are members of the Audit Committee.

   The Compensation Committee held one meeting during the last fiscal year. The functions performed by the committee are to review salaries and bonuses of all officers and key management personnel and the overall administration of the Company's compensation program. Directors William J. McGinley, Raymond J. Roberts and William C. Croft are members of the Compensation Committee.

   The Board of Directors of the Company held four meetings during the last fiscal year. No director attended less than 75% of the aggregate of the total number of meetings of the Board and the total number of meetings held by the respective committees on which he served.

                            EXECUTIVE COMPENSATION

   The Summary Compensation Table below includes, for each of the fiscal years ended April 30, 1999, 1998 and 1997, individual compensation paid for services to the Company and its subsidiaries to: (i) the Chief Executive Officer, and
(ii) the four other executive officers of the Company (collectively, the "Named Executives").

                          SUMMARY COMPENSATION TABLE

                                                            Long Term
                                Annual Compensation        Compensation
                              ------------------------ --------------------
                                                          Awards    Payouts
                                                       ------------ -------
                                                        Restricted
                                                          Stock      LTIP    All Other
Name and Principal                                      Awards(s)   Payouts Compensation
Position                 Year Salary($)(1) Bonus($)(2) ($)(3)(4)(5) ($)(6)     ($)(7)
------------------       ---- ------------ ----------- ------------ ------- ------------
William J. McGinley..... 1999   286,915      815,083     540,311    399,286    2,800
 Chairman                1998   284,888      808,058     537,017    341,315    2,831
                         1997   272,048      838,047     598,859    301,568    2,903

James W. McGinley....... 1999   153,500      142,725     108,062     66,655    2,800
 President               1998   117,468       66,387     107,403     55,155    2,831
                         1997   112,244       86,272     119,772     36,188    2,903

Michael G. Andre........ 1999   199,512      221,141      77,353    130,545    3,767
 Senior Executive Vice   1998   195,452      160,830      39,662    100,543    3,706
 President               1997   190,236      188,131      52,678     68,625    3,695

Kevin J. Hayes.......... 1999   144,164      266,033     216,124    159,715    6,493
 Executive Vice
  President,             1998   138,237      263,223     214,807    136,537    6,174
 Chief Financial Officer 1997   133,428      275,219     239,544    120,627    5,929
 and Assistant Secretary

Mr. John R. Cannon...... 1999   135,572      139,799     101,309    137,687    2,800
 Senior Executive Vice   1998   128,976      186,370     170,711     95,882    2,831
 President (8)

--------
(1) Includes the following cash car allowances for the Named Executives in 1999, 1998 and 1997: $7,800 for Messrs. W. McGinley and Andre; $3,900 for Mr. J. McGinley; $6,600 for Mr. Hayes; and $4,200 for Mr. Cannon in 1999 and 1998.
(2) Includes the following cash bonuses for the Named Executives in 1999, 1998 and 1997, respectively: Mr. W. McGinley, $415,083, $408,058 and $438,047;
    Mr. J. McGinley, $142,725 $66,387 and $86,272; Mr. Andre, $121,141,
    $60,830 and $88,131; Mr. Hayes, $166,033, $163,223 and $175,219; and Mr.
    Cannon in 1999 and 1998, $139,799 and $186,370. Also includes the following payments to the following Named Executives in 1999, 1998 and 1997 pursuant to the Supplemental Executive Benefit Plan ("SEBP"): Mr. W. McGinley, $400,000; and Messrs. Andre and Hayes $100,000. See "Board Compensation Committee Report on Executive Compensation-Bonus Compensation" below for a description of the SEBP.
(3) These shares of restricted stock were awarded pursuant to the Company's Incentive Stock Award Plan (the "Incentive Plan"). See "Board Compensation Committee Report on Executive Compensation-Incentive Award" below for a description of the Incentive Plan.
(4) All restricted stock is valued at the closing price of the Class A Common Stock on the date of grant. On April 30, 1999, Mr. W. McGinley held 74,765 restricted shares having a value of $1,136,875; Mr. J. McGinley held 14,955 restricted shares having a value of $227,175; Mr. Andre held 6,075 restricted shares having a value of $92,340; Mr. Hayes held 29,910 restricted shares having a value of $454,350; and Mr. Cannon held 19,660 restricted shares having a value of $298,180. Dividends are paid on restricted stock awards at the same rate as paid to all stockholders.

(5) Restricted stock awarded under the Incentive Plan vests as of the earliest to occur of (i) the first day of the third Plan year following the year with respect to which the award was made; (ii) retirement at or after age 65; (iii) termination on account of disability; or (iv) death, if termination of employment has not occurred before the executive's death. As Mr. W. McGinley has reached 65 years of age, if he were to retire, 74,765 shares would immediately vest.
(6) Long-Term Incentive Plan ("LTIP") payouts represent amounts paid pursuant to the Company's Longevity Contingent Bonus Program. See "Long-Term Incentive Plans-Awards in Last Fiscal Year" and "Board Compensation Committee Report on Executive Compensation-Long-Term Incentive" below for a description of the Longevity Contingent Bonus Program.
(7) The figures in this column include amounts allocated under the Methode Employee Stock Ownership Plan ("ESOP") and, with respect to Messrs. Andre and Hayes, above-market accrued interest and matching amounts under the Capital Accumulation Program ("CAP"). Pursuant to the ESOP, the following amounts were allocated to the accounts of each of the Named Executives in 1999, 1998 and 1997, respectively: $2,800, $2,831 and $2,903. Pursuant to the CAP, in 1999, 1998 and 1997, respectively, the following Named Executives were provided with the matching amounts and the amounts of accrued interest in excess of 120% of the applicable federal long-term rate at the time the CAP was established as follows: Mr. Andre, $967, $875 and $793; and Mr. Hayes, $3,693, $3,343 and $3,026. Payment of such matching amounts and interest is contingent upon satisfaction of certain terms of the CAP. Messrs. W. and J. McGinley elected not to participate in the CAP. See "Board Compensation Committee Report on Executive Compensation-Long-Term Incentive" below for a description of the CAP and ESOP.
(8) Mr. Cannon was elected an executive officer of the Company on September 9, 1997.

             LONG-TERM INCENTIVE PLANS--AWARDS IN LAST FISCAL YEAR

                                           Estimated Future Payouts Under Non-
                      Performance or Other       Stock Price-Based Plans
                          Period Until     ------------------------------------
Name                  Maturation or Payout Threshold ($) Target ($) Maximum ($)
----                  -------------------- ------------- ---------- -----------
W. McGinley..........       3 years           415,083     415,083     415,083
J. McGinley..........       3 years           142,725     142,725     142,725
Andre................       3 years           121,141     121,141     121,141
Hayes................       3 years           166,033     166,033     166,033
Cannon...............       3 years           139,799     139,799     139,799

   The Company has a Longevity Contingent Bonus Program which covers certain officers and key management personnel. The longevity compensation amount is equal to the current bonus received by an eligible employee for a given quarter, and is earned and payable three years after the current quarter only if the eligible employee is still an employee of the Company and his employment performance is satisfactory. If for any reason other than death, disability or retirement the officer or key employee terminates his employment with the Company during the three-year period or his employment performance is not satisfactory, no longevity compensation is payable under this program.

Director Compensation

   The Company has a standard arrangement whereby directors who are not employees of the Company are each compensated at the rate of $2,000 quarterly plus an attendance fee of $500 for each meeting of the Board of Directors at which they are present. Directors who are members of the Compensation or Audit Committees receive an additional $500 for each committee meeting attended. In addition, each director who is not an employee of the Company participates in the Incentive Stock Award Plan for Non-Employee Directors which was approved by stockholders in 1988. Pursuant to this Plan, non-employee directors who have been such for at least twelve consecutive months receive a certain number of shares of Class A Common Stock equal to five one-hundredths of one percent of pre-tax earnings of the Company before extraordinary items of gain or loss for the fiscal year or 3,000 shares, whichever is greater; such shares to vest immediately upon the date of grant. Five one-hundredths of one percent of the applicable earnings of the Company for the fiscal year ended April 30, 1999 was $25,300. According to the formula, each non-employee director of the Company who has been a director for at least twelve consecutive months, at present consisting of William C. Croft, Raymond J. Roberts, George C. Wright and James W. Ashley, Jr., received 3,000 shares. No shares are awarded if the Company does not have pre-tax earnings. Directors who are also employees of the Company are not paid for their services as directors or for attendance at meetings.

Compensation Committee Interlocks and Insider Participation in Compensation Decisions

   William J. McGinley, who is Chairman and a director of the Company, is on the Compensation Committee.

Board Compensation Committee Report on Executive Compensation

   The Company's compensation philosophy is comprised of several elements designed to retain key management personnel, reward performance, reward dedication and historical service to the Company, and to relate executive pay to long-term Company performance. These elements consist of a base salary, bonus compensation, incentive awards directly relating pay to performance, and long-term incentive awards designed to align executive interests with stockholder interests.

 Base Salary

   The base salaries of the Company's executive officers have remained relatively flat, with small increases to reflect inflation. Base salaries, including that of founder William J. McGinley, were originally set by Mr.
W. McGinley. Over the years, the Compensation Committee of the Board has reviewed the founder's recommendations as to the salaries of the Company's officers and key management personnel. Although base salaries have not been high relative to other companies of comparable size, the bonus has been a key tool for rewarding performance.

 Bonus Compensation

   Bonus amounts paid to the Named Executives are comprised of two elements:
(i) a quarterly cash bonus; and (ii), with respect to Messrs. W. McGinley, Andre and Hayes, the Supplemental Executive Benefit Plan (the "SEBP").

   Cash bonuses for all officers and managerial personnel are determined pursuant to a bonus plan reviewed from time to time by the Compensation Committee. Pursuant to the bonus plan, bonus amounts are calculated according to a formula which assigns certain percentages to different levels of pre-tax profits.

   The SEBP recognizes the dedication and contributions made by certain of the Named Executives and such other persons as determined by the Compensation Committee during their past years of service to the Company. In recognition of the more than forty years of service of Mr. McGinley, the SEBP provides that on an annual basis over a ten year period commencing with fiscal 1992, Mr. McGinley will receive an amount equal to $10,000 for each year of past service up to forty years. In recognition of the past years of service of Messrs. Andre and Hayes, the SEBP provides that on an annual basis over a ten year period commencing with fiscal 1992, Messrs. Andre and Hayes will each receive an amount equal to $5,000 and $5,263 respectively, for each year of past service up to twenty years. No benefits may be paid under the SEBP in any fiscal year in which the Company has a net loss, nor may benefits be paid in an amount in excess of 20% of pre-tax income (income before federal and state income taxes and before extraordinary income and losses) in any year. To the extent that benefits due are postponed because of a loss or insufficient earnings, they are to be paid in subsequent years when earnings are sufficient. Reductions in benefits shall be allocated pro rata to the participants and no interest is to be paid on deferred amounts.

   Pursuant to the SEBP, Mr. McGinley received a $400,000 payment in fiscal
1999.

 Incentive Award

   The Company's Incentive Stock Award Plan (the "Incentive Plan") is administered by Directors Roberts and Croft (the "Committee") who are not eligible to receive awards under the Incentive Plan. The Committee determines which individuals shall participate in the Incentive Plan in any given year, which profit centers will be the basis for each participant's award, the earnings for each profit center and the number of shares of Class A Common Stock to be awarded to each participant. The number of shares awarded to any participant in any given year is determined by the Committee and historically has been determined by dividing 1% of the pre-tax earnings of the applicable profit center for that year by the fair market value of the Company's Class A Common Stock on the first business day of the subsequent Incentive Plan year. Shares awarded to a participant under the Incentive Plan vest on the first day of the third Incentive Plan year following the year the award was made, or earlier upon retirement after age 65 or termination of employment on account of death or disability.

 Long-Term Incentive

   The Company has instituted several plans which are designed to provide long-term incentives for executives by relating executive compensation to Company performance over time as well as by rewarding continued service to the Company. The Company's Longevity Contingent Bonus Program (the "Bonus Program") awards officers and key management personnel a matching bonus (equal to the amount of the current quarterly bonus) which will be considered as earned and payable in three years provided that the participant is still employed by the Company at that time and performance has been satisfactory. If, for any reason, other than death, disability, or retirement, the officer or key employee terminates his employment with the Company during the three year period, or his employment performance is not satisfactory, no longevity compensation is payable under this program.

   Mr. McGinley's total quarterly bonus awards in 1999 were $415,083. He is therefore eligible to receive payments totaling $415,083 in the year 2002.

   The Company also instituted a Capital Accumulation Program (the "CAP") under which, from calendar years 1986 to 1989, the Company matched the amount of compensation deferred by any executive or director on a dollar-for-dollar basis, with a limit of $5,000 in any given year. If a participant retires at age 55 and has been a participant in the CAP for ten years, then that individual is eligible to receive payments with an annual yield of not less than 10% on the deferred amount, plus the matching amount and interest. If the participant retires at age 55 and has been a participant in the CAP between five and nine years, he is eligible to receive the deferred amount plus interest, plus between 50% to 90% of the matching amount plus interest. If the participant resigns or retires before age 55 with at least four years participation in the CAP, he is eligible to receive the deferred amount with interest although he is not eligible to receive the matching amount. In the event that an individual is discharged for cause, he is able to receive the deferred amount without interest or the matching amount.

   Mr. McGinley did not participate in the CAP.

   The Company's Employee Stock Ownership Plan (the "ESOP") provides additional long-term incentive to employees. The Company contributes either cash or Company securities to a trust established for the benefit of its employees. Employees may not make contributions. The primary purpose of the ESOP is to enable the Company's employees to earn a proprietary interest in the Company thereby aligning employee interests with those of the stockholders. If cash is contributed to the ESOP, the cash is used, to the extent practicable, to purchase Company securities. Any employee who completes 1,000 hours of service in a twelve month period is eligible to participate in the ESOP. The Company's contributions to the ESOP are allocated to the accounts of participants in the same proportion as each participant's compensation bears to the aggregate compensation of all participants. In compliance with applicable law, the ESOP provides for gradual vesting of 20% after two years through 100% after seven years. The ESOP further provides that an employee's account will fully vest upon termination of employment due to retirement, disability or death, or resignation or dismissal after seven years of service. The vested portion of an employee's account is to be distributed upon retirement, disability, termination or death.

   Finally, the Methode Electronics, Inc. 1997 Stock Plan (the "1997 Plan") also provides long-term incentive to employees. The 1997 Plan provides for the granting of awards of restricted stock, incentive stock options, nonqualified stock options and stock appreciation rights with respect to the Class A Common Stock. The Compensation Committee administers the 1997 Plan and from time to time grants awards under the 1997 Plan to selected eligible directors and employees. To date, no awards under the 1997 Plan have been granted to any director or Named Executive.

   During 1993, the Internal Revenue Code of 1986 (the "Code") was amended to include a provision which denies a deduction to any publicly held corporation for compensation paid to any "covered employee" (defined as the CEO and the Company's other four most highly compensated officers, as of the end of a taxable year) to the extent that the compensation exceeds $1,000,000 in any taxable year of the corporation beginning after 1993. Compensation which is payable pursuant to written binding agreements entered into before February 18, 1993 and compensation which constitutes "performance-based compensation" is excludable in applying the $1,000,000 limit. It is the Company's policy to qualify compensation paid to its top executives, in a manner consistent with the Company's compensation policies, for deductibility under this law in order to maximize the Company's income tax deductions.

                            Compensation Committee

                              William J. McGinley
                              Raymond J. Roberts
                               William C. Croft

                               PERFORMANCE GRAPH

   The following graph sets forth a five year comparison of the cumulative total stockholder returns for: (i) the Class A Common Stock of the Company,
(ii) the Class B Common Stock of the Company, (iii) the CRSP Index for the Nasdaq Stock Market (US Companies), (iv) the peer group used by the Company for the performance graph for the prior proxy statement (the "Old Peer Group") and a new peer group selected in good faith by the Company (the "New Peer Group"). The Company chose to replace the Old Peer Group with the New Peer Group due to the acquisition of two of the companies included in the Old Peer Group and the sale of the relevant line of business by one company included in the Old Peer Group.

   The Old Peer Group and the New Peer Group include companies which manufacture or have business units which manufacture optical devices and connectors, electrical and electronic connectors, interconnect devices, or controls and components for the computer, communications systems, automotive and other markets. The Old Peer Group includes the following companies: AMP Incorporated (until the time it was acquired by Tyco International Ltd.), Amphenol Corporation, Berg Electronics Corp. (until the time it was acquired by Framatome Connectors International), Breed Technologies, Inc., CTS Corporation, The Cherry Corporation (Class A Common Stock), Eaton Corporation, Molex Incorporated (Class A Common Stock), Robinson Nugent, Inc., Thomas & Betts Corporation and United Technologies Corporation. The New Peer Group includes the following companies: Amphenol Corporation, Breed Technologies, Inc., CTS Corporation, The Cherry Corporation (Class A Common Stock), Eaton Corporation, Molex Incorporated (Class A Common Stock), Robinson Nugent, Inc. and Thomas & Betts Corporation. All returns were calculated assuming dividend reinvestment on a quarterly basis.



                         1994      1995      1996      1997      1998      1999
---------------------------------------------------------------------------------
  Methode Class A       100.000   110.307   162.424   138.547   158.646   149.748
---------------------------------------------------------------------------------
  Methode Class B       100.000   106.489   151.094   127.726   149.867   140.932
---------------------------------------------------------------------------------
  NASDAQ Market Index   100.000   116.251   165.725   175.421   262.298   356.452
---------------------------------------------------------------------------------
  Old Peer Group        100.000   118.935   146.448   170.219   219.686   293.762
---------------------------------------------------------------------------------
  New Peer Group        100.000   105.991   115.334   136.500   183.024   165.205

                                    ITEM 2

                 PROPOSED AMENDMENT TO THE COMPANY'S RESTATED
                         CERTIFICATE OF INCORPORATION

   The Company's Board of Directors has proposed and recommended the adoption of an amendment to the Company's Restated Certificate of Incorporation which would increase the number of authorized shares of Class A Common Stock from 50,000,000 to 100,000,000. This amendment will not increase or otherwise affect the 50,000 shares of preferred stock which may be issued by the Company or any shares of Class B Common Stock. The Board directed that this proposed amendment be submitted to a vote of the holders of all of the Company's Class A and Class B Common Stock, as well as to a separate vote by the holders of the Class A Common Stock.

   Of the 50,000,000 shares of Class A Common Stock currently authorized, as of July 23, 1999, 34,302,739 shares were issued and outstanding. As of the same date, 459,200 shares were held in the Company's treasury, and there were 15,238,061 shares authorized but unissued, of which 3,642,429 shares were reserved for the conversion of 1,182,825 shares Class B Common Stock and 2,459,604 shares for issuance under the Company's various stock plans.

   The Board of Directors believes that the Company may not have sufficient uncommitted shares for use in future transactions involving the issuance of shares of the Company's Class A Common Stock. The additional shares of Class A Common Stock, if so authorized, could be used at the discretion of the Board of Directors without any further action by the stockholders, except as required by applicable law or regulation, in connection with public offerings, acquisitions, stock dividends or splits, financings, the satisfaction of obligations under existing or future employee benefit plans, and other corporate purposes.

   The Company periodically engages in ongoing evaluations of and discussions with third parties regarding possible acquisitions which may involve the issuance of additional shares of Class A Common Stock, and from time to time considers other plans or commitments that would involve the issuance of additional shares of Class A Common Stock. Shares of Class A Common Stock will be issued only upon a determination by the Board of Directors that a proposed issuance is in the best interests of the Company. The issuance of additional shares of Class A Common Stock may cause a dilution in the equity and earnings of the present stockholders.

   The issuance of additional shares of Class A Common Stock of the Company might dilute the percentage of stock ownership of persons seeking to acquire a given fraction of the Company's outstanding stock, and in this respect, may be considered to have an anti-takeover effect. Such uses of the Class A Common Stock could limit or preclude the participation of the Company's stockholders in certain types of transactions in which stockholders might receive, for at least some of their shares, a substantial premium above the market price at the time a tender offer or other acquisition transaction is made, and could enhance the ability of present Company management to retain their positions, whether or not removal of such management is considered to be beneficial to the stockholders. The Board of Directors of the Company has no current intention to use the Class A Common Stock for any such purpose and is unaware of any specific effort to obtain control of the Company.

   If the amendment is adopted by the stockholders, the first paragraph of Article FOURTH of the Company's Restated Certificate of Incorporation will be amended to read as follows:

  "FOURTH. The total number of shares of all classes of stock which the corporation shall have authority to issue is 105,050,000 shares of which 50,000 shares of the par value of $100.00 per share are to be Preferred Stock (hereinafter called "Preferred Stock"), 100,000,000 shares of the par value of $0.50 per share are to be Class A Common Stock (hereinafter sometimes called "Class A Stock") and 5,000,000 shares of the par value of $0.50 per share are to be Class B Common Stock (hereinafter sometimes called "Class B Stock"). (The Class A Stock and the Class B Stock are sometimes hereinafter collectively called "Common Stock")."

   Proxies will be voted for or against approval of the amendment to the Company's Restated Certificate of Incorporation in accordance with the specifications marked thereon, and will be voted in favor of approval if no specification is made. Assuming a quorum is present, approval of the amendment increasing the number of authorized shares of Class A Common Stock requires the affirmative vote a majority of the outstanding shares of Class A Common Stock and Class B Common Stock voting together as a single class with each share of Class A Common Stock having one-tenth of a vote per share and each share of Class B Common Stock having one vote per share, and the affirmative vote of a majority of the outstanding shares of Class A Common Stock voting as a separate class. If adopted, the amendment will become effective upon filing a Certificate of Amendment to the Company's Restated Certificate of Incorporation with the Secretary of State of the State of Delaware, which filing will be made shortly after the Annual Meeting.

   THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR APPROVAL OF THE PROPOSED AMENDMENT.

                                 OTHER MATTERS

Independent Public Accountants

   The Board of Directors of the Company has selected Ernst & Young LLP to examine the consolidated financial statements of the Company and its subsidiaries for the fiscal year ending April 30, 2000. Ernst & Young LLP has served the Company in this capacity since 1966. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting to be held on September 14, 1999 and will have the opportunity to make a statement if they so desire. These representatives are also expected to be available to respond to appropriate questions of stockholders.

Section 16(a) Beneficial Ownership Reporting Compliance

   Under the securities laws of the United States, the Company's Directors, its executive officers, and any persons holding more than 10% of the Company's Class A or Class B Common Stock are required to report their initial ownership of the Company's Class A or Class B Common Stock and any subsequent changes in that ownership to the Securities and Exchange Commission. Specific due dates for these reports have been established and the Company is required to disclose in this proxy statement any failure to file by the required dates during its fiscal year ended April 30, 1999. All of these filing requirements were satisfied. In making these disclosures, the Company has relied solely on written representations of its Directors and executive officers and copies of the reports that they have filed with the Commission.

Stockholder Proposals

   All stockholder proposals to be presented at the Company's Annual Meeting to be held in 2000 must be received by the Company by April 12, 2000 in order to be considered for inclusion in the Company's Proxy Statement relating to the 2000 Annual Meeting. If a stockholder intends to present a proposal at the 2000 Annual Meeting but does not intend to have such proposal included in the Company's Proxy Statement, notice of such proposal must be received by the Company prior to June 26, 2000 in order to be considered "timely." If notice of such proposal is not received by the Company prior to June 26, 2000, the proposal shall be deemed "untimely" and the Company will have the right to exercise discretionary voting authority with respect to such proposal. These notices should be directed to the Secretary of Methode Electronics, Inc. at 7444 West Wilson Avenue, Chicago, Illinois 60656-4549.

SEC Form 10-K

   A copy of the Company's annual report to the Securities and Exchange Commission will be provided to stockholders without charge upon written request directed to the Secretary of Methode Electronics, Inc. at 7444 West Wilson Avenue, Chicago, Illinois 60656-4549.

Other Business

   The Board of Directors knows of no other business that will be presented at the Annual Meeting. Should any other business come before the Annual Meeting, it is the intention of the persons named in the enclosed proxy form to vote in accordance with their best judgment.

                                          By order of the Board of Directors

                                          WILLIAM J. McGINLEY
                                          Chairman

Chicago, Illinois
August 17, 1999

This proxy shall be voted in accordance with the instructions given and in the absence of such instructions shall be voted for Item 1 and Item 2.
If other business is presented at said meeting, this proxy shall be voted in accordance with the best judgment of the persons named as proxies on the reverse side.

Please mark your votes as indicated in this example [X]

--------------------------------------------------------------------------------
          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
--------------------------------------------------------------------------------

1. The election of William C. Croft, Raymond J. Roberts and George C. Wright as Class A directors.

 FOR ALL NOMINEES EXCEPT      WITHHOLD
   NOMINEE(S) WRITTEN BY     AUTHORITY
  THE UNDERSIGNED IN THE    TO VOTE FOR
     SPACE PROVIDED         ALL NOMINEES
                                         _______________________________________

          [_]                    [_]
--------------------------------------------------------------------------------


2. The amendment to the Company's Restated Certificate of Incorporation to increase the number of authorized shares of Class A Common Stock to One Hundred Million.

      FOR       AGAINST       ABSTAIN
      [_]         [_]           [_]

--------------------------------------------------------------------------------

Any proxy heretofore given by the undersigned to vote at said Annual Meeting is hereby revoked.

You are urged to mark, sign, date and return your proxy without delay in the return envelope provided for that purpose, which requires no postage if mailed in the United States.

Date____________________________________________, 1999

_____________________________________________________

_____________________________________________________
When signing the proxy, please date it and take care to have the signature conform to the stockholder's name as it appears on this side of the proxy. If shares are registered in the names of two or more persons, each person should sign. Executors, administrators, trustees and guardians should so indicate when signing.

                      DO NOT FOLD OR PERFORATE THIS CARD
--------------------------------------------------------------------------------

PROXY CARD                 METHODE ELECTRONICS, INC.
                             CLASS A COMMON STOCK
              Annual Meeting of Stockholders, September 14, 1999

     The undersigned stockholder of Methode Electronics, Inc. does hereby acknowledge receipt of Notice of said Annual Meeting and accompanying Proxy Statement and constitutes and appoints William J. McGinley, Kevin J. Hayes and James W. Ashley, Jr., or any one or more of them, with full powers of substitution and revocation, to be the attorneys and proxies to vote all shares of Class A Common Stock of Methode Electronics, Inc. which the undersigned is entitled to vote, with all the powers which the undersigned would possess if personally present at the Annual Meeting of Stockholders of said Corporation to be held on Tuesday, September 14, 1999 at 3:30 p.m. Chicago time at The Fountain Blue Conference Center, 2300 South Mannheim Road, Des Plaines, Illinois 60018, and at any adjournments thereof:

                        (PLEASE SIGN ON THE OTHER SIDE)

This proxy shall be voted in accordance with the instructions given and in the absence of such instructions shall be voted for Item 1 and Item 2.
If other business is presented at said meeting, this proxy shall be voted in accordance with the best judgment of the persons named as proxies on the reverse side.

Please mark your votes as indicated in this example [X]

--------------------------------------------------------------------------------
          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
--------------------------------------------------------------------------------

1. The election of Michael G. Andre, James W. Ashley, Jr., John R. Cannon, Kevin J. Hayes, James W. McGinley and William J. McGinley as Class B directors.

 FOR ALL NOMINEES EXCEPT      WITHHOLD
   NOMINEE(S) WRITTEN BY     AUTHORITY
  THE UNDERSIGNED IN THE    TO VOTE FOR
     SPACE PROVIDED         ALL NOMINEES
                                         _______________________________________

          [_]                    [_]
--------------------------------------------------------------------------------


2. The amendment to the Company's Restated Certificate of Incorporation to increase the number of authorized shares of Class A Common Stock to One Hundred Million.

      FOR       AGAINST       ABSTAIN
      [_]         [_]           [_]

--------------------------------------------------------------------------------

Any proxy heretofore given by the undersigned to vote at said Annual Meeting is hereby revoked.

You are urged to mark, sign, date and return your proxy without delay in the return envelope provided for that purpose, which requires no postage if mailed in the United States.

Date____________________________________________, 1999

_____________________________________________________

_____________________________________________________
When signing the proxy, please date it and take care to have the signature conform to the stockholder's name as it appears on this side of the proxy. If shares are registered in the names of two or more persons, each person should sign. Executors, administrators, trustees and guardians should so indicate when signing.

                      DO NOT FOLD OR PERFORATE THIS CARD
--------------------------------------------------------------------------------

PROXY CARD                 METHODE ELECTRONICS, INC.
                             CLASS B COMMON STOCK
              Annual Meeting of Stockholders, September 14, 1999

     The undersigned stockholder of Methode Electronics, Inc. does hereby acknowledge receipt of Notice of said Annual Meeting and accompanying Proxy Statement and constitutes and appoints William J. McGinley, Kevin J. Hayes and James W. Ashley, Jr., or any one or more of them, with full powers of substitution and revocation, to be the attorneys and proxies to vote all shares of Class B Common Stock of Methode Electronics, Inc. which the undersigned is entitled to vote, with all the powers which the undersigned would possess if personally present at the Annual Meeting of Stockholders of said Corporation to be held on Tuesday, September 14, 1999 at 3:30 p.m. Chicago time at The Fountain Blue Conference Center, 2300 South Mannheim Road, Des Plaines, Illinois 60018, and at any adjournments thereof:

                        (PLEASE SIGN ON THE OTHER SIDE)